Press Release	Source: Command Security Corporation

Command Security Corporation Reports Fourth Quarter and Year-End Results

Wednesday June 20, 8:01 am ET

Annual Revenues Increase 10 Percent - Returns to Profitability

LAGRANGEVILLE, N.Y.--(BUSINESS WIRE)--Command Security Corporation (AMEX:MOC - News) announced today results for the fourth quarter and year ended March 31, 2007.
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Revenues for the three months ended March 31, 2007 increased $2,549,630, or 12.2%, to $23,513,197, compared with revenues of $20,963,567 in the same period of the prior year. Net income applicable to common stockholders increased $1,008,035 to $635,585, or $0.06 per share, compared with a net loss of $372,450, or $0.04 per share, in the same period of the prior year.

Revenues for the year ended March 31, 2007 increased $8,613,931, or 10.1%, to $93,822,546, compared with revenues of $85,208,615 in the same period of the prior year. Net income applicable to common stockholders increased $1,339,634 to $1,240,039, or $0.12 per share, as compared with a net loss of $99,595, or $0.01 per share, in the same period of the prior year.

The increase in revenues for the three and twelve month periods was primarily due to expanded services to both new and existing airline customers including new airport locations in Pittsburgh, Pennsylvania, Oakland, California, and Seattle, Washington; and the purchase of a non-airline related security services business in Florida. Net income for both the three months and year ended March 31, 2007 include a tax benefit of $450,000 related to the Company's recognition of a portion of its deferred tax assets.

Barry I. Regenstein, President, stated "We are extremely pleased that we have met our stated goals of continuing growth and returning Command Security to profitability. Our plan is to continue, if not accelerate, our growth in both segments of our business while enhancing profitability. The key elements of our plan include organic growth through the expansion of services and service offerings; strategic acquisitions that are accretive in both new and existing markets; expanding our cost-reduction programs; and continuing our efforts to improve the quality of service provided to our loyal customers and business partners. We believe that the quality of our service is our distinguishing characteristic in the security marketplace. The emphasis on quality and the recognition of our quality will be important to both our growth and improved profitability."

Command Security Corporation provides aviation and security officer services through over thirty company-owned offices in California, Connecticut, Delaware, Florida, Illinois, Maine, Maryland, Massachusetts, Nevada, New Jersey, New York, Oregon, Pennsylvania and Washington.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the Company to successfully commercialize its new technologies as well as risk factors set forth under "Risk Factors" in the Company's annual report on Form 10-K for the fiscal year ended March 31, 2006, and such other risks detailed from time to time in the Company's periodic and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For more information concerning the Company, please refer to its website at www.commandsecurity.com and to the Edgar website www.sec.gov/edgar.shtml.

COMMAND SECURITY CORPORATION

                      Three Months Ended         Fiscal Year Ended
                           March 31,                 March 31,
                           (Audited)                 (Audited)
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                      2007         2006         2007         2006
-------------------===================================================
Revenues           $23,513,197  $20,963,567  $93,822,546  $85,208,615
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Operating income
 (loss)                338,404     (418,334)   1,134,598        8,145
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Income (loss)
 before income
 taxes                 185,585     (438,845)     790,039     (165,990)
----------------------------------------------------------------------
Benefit for income
 taxes                 450,000       66,395      450,000       66,395
----------------------------------------------------------------------
Net income (loss)      635,585     (372,450)   1,240,039      (99,595)
----------------------------------------------------------------------
Net income (loss)
 per common share
   Basic           $      0.06       ($0.04) $      0.12       ($0.01)
   Diluted         $      0.06       ($0.04) $      0.12       ($0.01)
----------------------------------------------------------------------
Weighted average
 number of common
 shares
 outstanding
   Basic            10,137,970   10,135,303   10,137,970    8,834,952
   Diluted          10,711,843   10,541,292   10,620,756    9,646,915
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Balance Sheet Highlights               March 31, 2007  March 31, 2006
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                                         (Audited)        (Audited)
----------------------------------------------------------------------

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Cash                                  $       220,040  $       32,243
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Accounts receivable                        17,978,737      13,804,100
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Total current assets                       22,184,356      16,848,929
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Total assets                               25,329,577      18,113,299
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Total current liabilities                  15,670,693      10,011,184
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Short-term debt                             8,734,119       3,436,354
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Long-term debt                                  5,902          27,957
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Stockholders' equity                        9,103,836       7,624,697
----------------------------------------------------------------------
Total liabilities and stockholders'
 equity                               $    25,329,577  $   18,113,299
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Contact:
Bibicoff & Associates, Inc.
Terri MacInnis, Director of Investor Relations
Phone: (818) 379-8500
Email: terrimac@bibicoff.com